Exhibit 99.1

News Release

Contact:	Investors: Michael Grant - Managing Director, Investor Relations - (615) 263-6957 Media: Steve Owen – Vice President, Communications - (615) 263-3107

CORECIVIC RECEIVES TERMINATION NOTICE FROM U.S. IMMIGRATION AND

CUSTOMS ENFORCEMENT AT SOUTH TEXAS FAMILY RESIDENTIAL CENTER

Brentwood, Tenn. – June 10, 2024 – CoreCivic, Inc. (NYSE: CXW) (“CoreCivic”) received notification today from U.S. Immigration and Customs Enforcement (“ICE”) that the agency intends to terminate an inter-governmental service agreement (“IGSA”) between CoreCivic and ICE for services at the South Texas Family Residential Center in Dilley, TX (the “Facility”) effective in 60 days, or on or about August 9, 2024.

For the year ended December 31, 2023, and for the quarter ended March 31, 2024, total revenues at the Facility were $156.6 million and $39.3 million, respectively. Given that the notice of termination was received today and based on cost uncertainties associated with the closure, CoreCivic is suspending its financial guidance for 2024. However, we estimate the annualized financial impact to be a reduction to earnings per share of approximately $0.38 to $0.41.

South Texas Family Residential Center was initially opened during the Obama-Biden administration to improve conditions for a high volume of families then arriving at the border. The facility features such amenities as turf soccer fields and onsite medical care. During 2021, the facility’s mission shifted to detention of single adults. The population at the Facility stood at 1,561 as of June 9, 2024.

CoreCivic leases the Facility and the site upon which it was constructed from a third-party lessor. CoreCivic’s lease agreement with the lessor is over a base period concurrent with the IGSA, which was amended in September 2020 to extend the term of the agreement through September 2026. ICE’s termination rights, which permit ICE to terminate the agreement for convenience or non-appropriation of funds, without penalty, by providing CoreCivic with at least a 60-day notice, were unchanged under the extension. Concurrent with the extension of the amended IGSA, the lease with the third-party lessor for the site was also extended through September 2026, and permits CoreCivic to terminate the lease agreement with a notification period of at least 60 days. CoreCivic has provided such notice of lease termination to the lessor.

About CoreCivic

CoreCivic is a diversified, government-solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. We provide a broad range of solutions to government partners that serve the public good through high-quality corrections and detention management, a network of residential and non-residential alternatives to incarceration to help address America’s recidivism crisis, and government real estate solutions. We are the nation’s largest owner of partnership correctional, detention and residential reentry facilities, and believe we are the largest private owner of real estate used by government agencies in the United States. We have been a flexible and dependable partner for government for more than 40 years. Our employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at www.corecivic.com.

5501 Virginia Way, Brentwood, Tennessee 37027, Phone: 615-263-3000

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements concerning the termination of the IGSA, the anticipated financial impact, and the termination of CoreCivic’s lease agreement for the Facility. These forward-looking statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Such forward-looking statements may be affected by risks and uncertainties in CoreCivic’s business and market conditions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Important factors that could cause actual results to differ are described in the filings made from time to time by CoreCivic with the Securities and Exchange Commission (“SEC”) and include the risk factors described in CoreCivic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 20, 2024. Except as required by applicable law, CoreCivic undertakes no obligation to update forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

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